Exhibit d 5 a

MainStay Funds Trust
Amendment to the Subadvisory Agreement

This Amendment to the Subadvisory Agreement, is made as of the 1st day of August, 2010, between New York Life Investment Management LLC (the “Manager”), and Institutional Capital LLC (the “Subadvisor”).

WITNESSETH:

WHEREAS, the Manager and the Subadvisor are parties to a Subadvisory Agreement, dated February 26, 2010 (the “Subadvisory Agreement”); and

WHEREAS, the parties hereby wish to amend the Subadvisory Agreement to reflect    revisions to the subadvisory fee for MainStay ICAP Select Equity Fund.

NOW, THEREFORE, the parties hereto agree as follows:

(i)	Effective August 1, 2010, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Kevin M. Bopp		By:	/s/ Stephen P. Fisher
Name:	Kevin M. Bopp		Name:	Stephen P. Fisher
Title:	Vice President and		Title:	Senior Managing Director
Assistant General Counsel

INSTITUTIONAL CAPITAL LLC

Attest:	/s/ Brian Franc	By:	/s/ Jerrold K. Senser
Name:	Brian Franc		Name:	Jerrold K. Senser
Title:	Chief Compliance Officer		Title:	Chief Executive Officer

SCHEDULE A

(as of August 1, 2010)

As Compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

Fund	Annual Rate as a Percentage of Daily Net Assets
MainStay ICAP Equity Fund	.40%

MainStay ICAP Select Equity Fund	.40% up to $5 billion; and .3875%
in excess of $5 billion

MainStay ICAP International Equity Fund	.40%

MainStay ICAP Global Fund	.40%

The portion of the fee based upon the average daily net assets of the respective Fund shall be accrued daily at the rate of 1/ (number of days in calendar year) of the annual rate applied to the daily net assets of the Fund.

Payment will be made to the Subadvisor on a monthly basis.